SHARE PURCHASE AGREEMENT

AMONG

STAFFING 360 SOLUTIONS, INC.

AND

THE SHAREHOLDERS OF INITIO INTERNATIONAL HOLDINGS LIMITED

Dated October 30, 2013

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated 30th October 2013 (the “Effective Date”), is by and among Staffing 360 Solutions, Inc., a Nevada corporation (the “Purchaser”) (1) and those Persons listed on Schedule 1 hereto (individually a “Shareholder”, and individually and collectively the “Shareholders”) (2). The Purchaser and the Shareholders are collectively referred to herein as the “Parties.”

RECITALS

Under this Agreement the Purchaser is to purchase from the Shareholders all of the issued shares of Initio in consideration of the Purchase Price (as defined below). Upon completion of which transaction the Purchaser will own all of the issued shares of Initio and Initio will become a wholly-owned subsidiary of the Purchaser.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I

Definitions

1.1           Definitions. In addition to the capitalized terms defined elsewhere in this Agreement, including the recitals, the following capitalized terms, when used herein, shall have the following meanings:

“Accounting Policies” means the accounting policies and practices used in the preparation of the Accounts that are in accordance with accounting standards policies principles and practices generally accepted in the United Kingdom (including all applicable statements of Standard Accounting Practice and Financial Reporting Standards) including the policies and practices listed in Section 2 of Schedule 2.

“Accounts” means the audited consolidated financial statements of Initio and the Group for the year ended 31 December 2012;

“Adjusted EBITDA” means earnings before interest, taxes, depreciation, amortization, and also excludes business reorganization costs, impairment of goodwill, and costs incurred outside of the normal course of business or non-recurring costs in accordance with the Accounting Policies.

“Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by or is under common Control with, the specified Person.

“Agreement,” “this Agreement,” “hereto,” “hereof,” “hereunder,” “hereby,” and similar expressions refer to this Stock Purchase Agreement, including the Schedules and exhibits attached hereto, and not any particular article, section, subsection or other subdivision hereof or thereof.

“Business Day” means a day, other than Saturday or Sunday, on which banks in London, England, are open to the public for the transaction of their normal banking business.

“Closing” has the meaning set forth in Section 2.4 hereof.

“Closing Date” has the meaning set forth in Section 2.4 hereof.

“Closing Payment” has the meaning set forth in Section 2.2 hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Control” (including the terms “Controlling,” “Controlled By,” and “under Common Control With”) means the holding of the majority of the voting rights attaching to the equity shares or stock of any company that carries the power to direct or cause the direction of the management and policies of that company.

"Covenantors" means Brendan Flood and Matthew Briand.

"Covenantors' and Shareholders' Representatives" means Brendan Flood and Matthew Briand.

“Deed of Warranties” means, the Deed of Warranties and Tax Covenant between the Purchaser and the Covenantors in the agreed form, subject to such amendments as may be agreed between the Purchaser and the Covenantors prior to the Closing.

"Disclosure Letter" means the letter dated as at the Closing Date from the Covenantors to the Purchaser and which is delivered to the Purchaser immediately before Closing (and which includes the Disclosure Bundle).

Disclosure Bundle means the bundle of documents annexed to, or forming the bundle of documents referred to in, the Disclosure Letter (and which forms part of the Disclosure Letter).

“EBITDA” means earnings before interest, taxes, depreciation and amortization, calculated in accordance with Sections 2, 3 and 4 of Schedule 2.

“Employment Agreement” has the meaning set forth in Section 2.3 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Gross Profit" means Revenue less direct costs of services, consisting of payroll, payroll taxes, insurance costs and reimbursable expenses, calculated in accordance with Section 1 of Schedule 2.

"Group" means Initio and the Subsidiaries and "Group Company" means any one of them.

“Governmental Body” means any foreign, federal, state, provincial or local governmental body or political subdivision thereof, and any agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including, without limitation, all taxing authorities.

"HMRC" means Her Majesty's Revenue and Customs in the United Kingdom.

“Holder” has the meaning set forth in Section 5.8 hereof.

“in the agreed form” means in the form of the document agreed by the Parties and initialed by the Parties for identification.

"Initio" means Initio International Holdings Limited, a company incorporated in England and Wales with company number 7116112 whose registered office is at Suite 002, 1-9 Hardwicks Square, Hardwicks Way, Wandsworth, London, England SW18 4AW.

“Investment” shall mean, as applied to any Person, (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including without limitation partnership interests and joint venture interests) of any Person and (ii) any capital contribution by such Person to any other Person.

“Key Employee” means an employee of Initio who meets any one or more of the following criteria: (i) owns at least five percent of the issued and outstanding stock of Initio (excluding Simon Lythgoe); or (ii) is an officer or member of the Board of Directors of Initio.

“Lien” means any interest, consensual or otherwise, in property securing a monetary obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, including without limitation, all liens, mortgages, security interests, pledges, deeds of trust, statutory liens for unpaid rentals, options or other charges and encumbrances.

“Material” or “Materially” (whether or not capitalized) means (a) a contract with a potential value in excess of One Hundred Thousand Dollars ($100,000), either individually or in an aggregate basis, or (b) a potential effect on Initio in excess of One Hundred Thousand Dollars ($100,000), either individually or in an aggregate basis or (c) which is otherwise material in the context of the financial position or trading of the Group.

“Material Adverse Change” or “Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is, or is reasonably likely to be, Materially adverse to the business and/or financial condition, of Initio or its Subsidiaries (on a combined basis), other than any change, effect, event, occurrence or state of facts relating to the economy in general.

"Minority Shareholders" means those persons (other than Initio) who are shareholders in the Subsidiaries and whose names and addresses are set out in column 1 of Schedule 4.

"Minority Shareholder Deeds" means the deeds in the agreed form to be entered into by each of the Minority Shareholders and the Purchaser pursuant to which the Purchaser will agree to purchase the Minority Shareholder's shareholding in the Subsidiaries for such consideration as it set out opposite such Minority Shareholder's name in Schedule 4.

“Person” means any individual, corporation, partnership, limited liability company or partnership, unincorporated association, trust, joint venture or other organization or entity.

“Piggy-Back Registration” has the meaning set forth in Section 5.8 hereof.

"Profit Payments" means the payments to be made to each of the Right Holders on Closing, in accordance with the scheme operated by Monroe Staffing Services LLC.

“Promissory Note” means promissory notes in the agreed form, to be issued by the Purchaser to the Shareholders under Section 2.3(c) below.

“Purchase Price” has the meaning set forth in Section 2.2 hereof.

“Purchaser Common Stock” means the Purchaser’s common stock, $.00001 par value per share.

"Purchaser's Group" means the Purchaser, any parent undertaking and/or subsidiary undertaking (each as defined in section 1162 of the Companies Act 2006) of the Purchaser.

“Purchaser Shares” means the Purchaser Common Stock issued to the Shareholders pursuant to section 2.3(b) hereof and any additional Purchaser Common Stock issued to the Shareholders pursuant to section 2.2(d).

"Revenue" means revenue of the Group, determined as follows: (i) revenue for temporary services (recognized at the time that the service is provided and revenue is recorded on a time and materials basis); (ii) temporary contracting revenue (recognized as gross when the company acts as principal in the transaction and is at risk for collection); (iii) revenue that does not meet the criteria for gross revenue reporting (reported on a net basis); (iv) revenue generated when the company permanently places an individual with a client on a contingent basis (recorded at the time of acceptance of employment); and (v) revenue generated when the company places an individual with a client on a retained basis (recorded ratably over the period the services are rendered), in a manner as consistently applied by the Group.

"Rights Holders" means those persons whose names are set out in column 1 of Schedule 5.

“Schedule” means any Schedule to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” has the meaning set forth in Section 5.8 hereof.

“Selling Holder” means a holder who elects to include Purchaser Shares in a Piggy-Back Registration in accordance with Section 5.8 hereof.

"September Accounts" means the consolidated management accounts of the Group for the twelve month period ending on September 30, 2013 showing the EBITDA of the Group for the twelve month period to September 30, 2013, such accounts having been prepared in accordance with the Accounting and the Principle applied in calculating Gross Profit and Revenue of the Group, and agreed by the Purchaser and Shareholder prior to Closing.

“Shares” has the meaning set forth in Section 2.1(a) hereof.

“Subsidiaries” means each of the companies listed in Part 2 of Schedule 4.

“Trading Market” means the following markets, exchanges or listing platforms on which the Purchaser Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board or the OTC Markets Group.

“Transaction Documents” means this Agreement and the other agreements, documents and instruments contemplated hereby, including but not limited to the Promissory Note, the Deed of Warranties, Deed of Restrictive Covenant, Minority Shareholders Deeds, and Employment Agreements.

"Working Capital Additional Payment" has the meaning set forth in Section 2.3(e) hereof.

"Working Capital Reduction Payment" has the meaning set forth in Section 2.3(e) hereof.

“Work in Process” or “WIP” means the right to receive payment from a client of Initio or any of its Subsidiaries for services provided by Initio or its Subsidiaries (whether the services are complete or incomplete) before the Closing Date and which, as of the Closing Date, has not been included in an invoice sent to the client. Work in Process is separate and distinct from Initio’s or any of its Subsidiaries’ accounts receivable, for purposes of this Agreement.

1.2          Meaning of “Knowledge.”

For the purposes of this Agreement, any reference to the existence or absence of facts which is indicated to be based on the Knowledge of Initio means the actual knowledge of the Covenantors and the directors and officers of Initio and the Subsidiaries who would know. Any reference to the Knowledge of the Purchaser shall mean the actual knowledge of Alfonso J. Cervantes, the Purchaser’s President.

ARTICLE II

Purchase and Sale of Shares

2.1          Sale and Delivery.

(a)          Purchase of Shares. On the terms and subject to the conditions set forth in this Agreement, each of the Shareholders hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase all of the issued shares of Initio held by the Shareholders in the amounts shown opposite their respective names in Column (2) of Schedule 1, which on the Closing Date shall collectively constitute one hundred percent (100%) of the issued shares of Initio (the “Shares”). The Shares shall be sold by the Shareholders with full title guarantee free and clear of any and all Liens and with all rights attaching to them at the Closing Date.

2.2          Total Purchase Price. The aggregate consideration to be paid by the Purchaser to the Shareholders for the sale and purchase of the Shares shall be the sum of:

(i)	4.5 x the EBITDA of the Group for the calendar year ending December 31, 2013 calculated in accordance with the provisions of Schedule 2 of this Agreement and the principles applied in calculating Gross Profit and Revenue, save that the minimum aggregate amount payable by the Purchaser to the Shareholders shall be the sum of $14.58 million and the maximum aggregate amount payable by the Purchaser to the Shareholders shall be the sum of £17.82 million (the "Purchase Price"); plus

(ii)	U.S. $500,000 (the "Fee Consideration");

(iii)	plus any Working Capital Additional Payment; or

(iv)	less any Working Capital Reduction Payment,

(the aggregate of (i) to (iv) together the “Total Purchase Price”).

2.3          Closing Payment. At Closing the Purchaser shall pay to the Shareholders an aggregate sum equal to:

(i)	4.5 x the EBITDA of the Group for the 12 month period ending September 30, 2013 as set out in the September Accounts (the "Closing Payment"). Such Closing Payment shall be payable by the Purchaser as set forth in Sections 2.3(a), (b) and (c) below and each Shareholder shall receive such proportion of the Closing Payment as set out in Schedule 1; and

(ii)	the Fee Consideration, which shall be payable by the Purchaser to the Shareholders in cash in immediately available funds by wire transfer to accounts specified by the Shareholders and in such proportions as set out in Schedule 1.

(a)          Cash. At the Closing, the Purchaser shall pay to the Shareholders an amount equal to 40% of the Closing Payment, in cash in immediately available funds by (i) wire transfer to accounts specified by the Shareholders or (ii) if requested by a Shareholder, by a certified or bank cashier’s check payable to, or upon the order of, such Shareholder. Each Shareholder will receive such amount of the Closing Payment in cash as is set out opposite his name in Schedule 1.

(b)          Purchaser Shares. At the Closing, the Purchaser shall pay in satisfaction of 33.3% of the Closing Payment, by the issuance to the Shareholders of approximately 3,236,760 Purchaser Common Stock valued at a price of $1.50 per shares. Each Shareholder will receive such number of the Purchaser Shares as is set out opposite his name in Schedule 1. The Purchaser Shares will be issued free and clear of all Liens, and will have all rights attached to the Purchaser’s Common Stock issued to or held by all the other shareholders of the Purchaser at the Closing Date and the registration rights as provided set forth in Section 5.8 below.

(c)          Promissory Note. At the Closing, the Purchaser shall execute and deliver to the Shareholders a three year promissory note in the aggregate amount equal to 26.7% of the Closing Payment. Each Shareholder will receive such nominal value of Promissory Notes as is set out opposite his name in Schedule 1. Subject to the terms of the Promissory Notes, each Promissory Note will bear interest at the rate of six (6%) percent per annum, amortized on a five year straight line basis. Payment of the Promissory Note shall commence in the month after the Closing Date and continue monthly thereafter in accordance with the terms of the Promissory Notes.

(d)          Purchase Price/Closing Payment Adjustment. Upon completion of the audit of the Group for the year ended December 31, 2013, the Purchase Price shall be calculated and the Closing Payment shall be adjusted accordingly to reflect the Adjusted EBITDA of the Group for the calendar year ending December 31, 2013 based upon the audited financial statements of Initio for the year ended December 31, 2013, prepared and agreed in accordance with Schedule 2 (the "Audited Financial Statements"). Accordingly, should the Purchase Price exceed the Closing Payment the Purchaser shall pay to the Shareholders the amount by which the Purchase Price exceeds the Closing Payment, subject to a maximum aggregate additional payment to the Shareholders of $17.82m (the "Additional Amount") or should the Purchase Price be lower than the Closing Payment, the Shareholders shall repay to the Purchaser the amount by which the Closing Payment exceeds the Purchase Price, subject to a minimum aggregate receipt by the Shareholders of $14.85 million (the "Reduction Amount"). Any Additional Amount payable by the Purchaser shall be paid by the Purchaser to the Shareholders as to 33.3% in Purchaser Common Stock (valued at $1.50 per share), 40% in cash and 26.7% in Promissory Notes. Any Reduction Amount shall be paid by the Shareholders to the Purchaser by cancellation of such number of Purchaser Shares (valued at $1.50 per share) as shall equal the amount of the Reduction Amount. Any payment of an Additional Amount or Reduction Amount required pursuant to this Section 2.2(d) shall be made within 30 days of receiving the Audited Financial Statements for the year ended December 31, 2013 and in any case no later than March 31, 2014.

(e)          Minimum Working Capital. The Parties hereby agree that at Closing the Group shall maintain a minimum working capital (being the current assets of the Group less the current liabilities of the Group) of at least $500,000 (“Minimum Working Capital Requirement”) and a maximum working capital of $750,000 ("Maximum Working Capital Requirement"), and such Minimum Working Capital Requirement and Maximum Working Capital Requirement will be reviewed by the Parent’s accountants prior to Closing to determine the amount of Working Capital that the Company should maintain for its operations. The Minimum Working Capital Requirement and the Maximum Working Capital Requirement shall be so adjusted as shall be mutually agreed to by the Shareholders and the Purchaser. On Closing the Shareholders shall procure that management accounts of the Group for the period from 1 October, 2013 to the Closing Date are produced and delivered to the Purchaser detailing the working capital of the Group at Closing as calculated in accordance with the principles applied in calculating Gross Profit and Revenue and the pro-forma set out in Schedule 3 (the "Working Capital Amount"). The Purchaser shall have 20 Business Days following submission to it of such management accounts and Working Capital Amount ("Response Period") to notify the Shareholders in writing ("Purchaser Response") that does not agree with the Working Capital Amount and setting out in reasonable detail the points of disagreement and the adjustments which the Purchaser believes are required. Any items not identified in the Purchaser Response will be deemed to be agreed and, if no Purchaser Response is received during the Response Period, the Purchaser will be deemed to have accepted the Working Capital Amount and such amount will (in the absence of fraud or manifest error) be binding on the parties. If a Purchaser Response is received by the Shareholders during the Response Period then the Purchaser and Shareholders will have until the date falling 20 Business Days after the date on which the Purchaser Response is received by the Shareholders (the "Resolution Period") to agree the items in dispute and therefore the Working Capital Amount. The amount so agreed will (in the absence of fraud or manifest error) be final and binding on the Parties. If agreement cannot be reached during the Resolution Period then the matter shall be referred to the Expert for final decision in accordance with paragraph 4 of Schedule 2, who will decide the Working Capital Amount. Once the Working Capital Amount has been agreed or determined then, within 5 Business Days of such agreement or determination: (i) in the event that the Working Capital Amount is less than the Minimum Working Capital Requirement, the Shareholders shall pay the difference between the Minimum Working Capital Requirement and the Working Capital Amount to the Purchaser by the cancellation of such number of Purchase Shares (valued at $1.50 per share) as shall equal 33.3% of the amount of the Reduction Amount, 40% of the Reduction Amount in cash and 26.7% of the Reduction Amount shall be applied in reducing the principal amount of the Promissory Note (together with accrued interest thereon) (the "Working Capital Reduction Payment"), or (ii) in the event that the Working Capital Amount is more than the Maximum Working Capital Requirement the Total Purchase Price shall be increased to reflect any excess amount over the Maximum Working Capital Requirement (the "Working Capital Additional Payment") and the Purchaser shall pay such amount to the Shareholders (in such proportions as set out in Schedule 1) as to 33.3% in Purchaser Common Stock (valued at $1.50 per share), 40% in cash and 26.7% in Promissory Notes.

2.4          Employment Agreements. As of the Closing, each of Brendan Flood and Matthew Briand will, and the Purchaser shall procure that Initio, as a wholly-owned subsidiary of Purchaser, will enter into an employment agreement, in the agreed form (the “Employment Agreement(s)”). In addition, the Purchaser agrees to, on a case-by-case basis, and with the insight of Mr. Flood, determine which Key Employees of Initio, if any, shall be offered employment with the Purchaser. In addition, as of the Closing, each of the Covenantors will enter into the Restrictive Covenant Deed.

2.5          The Shareholders and Initio. The Parties agree that a due diligence exercise is to be conducted in relation to Initio and the Shareholders in the period prior to the Closing and that on the Closing the Covenantors and the Purchaser will enter into the Deed of Warranties. The Parties agree that in the period prior to the Closing, they will undertake the following measures to enable the due diligence to be completed prior to the Closing:

(a)          The Purchaser will prepare and submit to the Shareholders a list of due diligence questions and requests for information (the “DD Questions”).

(b)          As soon as possible and in any event within 10 Business Days after the DD Questions have been delivered to the Shareholders, the Shareholders will prepare a dataroom in which copies of all documentation reasonably requested is made available to the Purchaser and its professional advisers and the Shareholders, will respond, where reasonably possible, to all of the DD Questions.

(c)          The Purchaser will undertake a due diligence exercise in reviewing the documentation and information provided by the Shareholders and raise any additional requests for documentation and information that the Shareholders will deal with in a reasonably timely manner.

(d)          The Deed of Warranties will be subject to amendment by the Purchaser and by the Covenantors to take account of the due diligence exercise and such additional provisions as the Parties may consider reasonable and appropriate having regard to the nature of the transaction. The Deed of Warranties shall be given subject to the matters fairly disclosed in the Disclosure Letter.

(e)          The Parties will use all reasonable endeavors to procure that the due diligence exercise is completed and the Deed of Warranties is in an agreed form that may be executed by the Parties on or before the Closing.

(iii)        Closing. The purchase and sale of the Shares and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall occur on such date, hour and place as shall be agreed upon in writing by the Shareholders and the Purchaser, but not later than five (5) days from the date on which the last of the Conditions is satisfied, which of completion of the last Condition has been provided to each party, said date being generally referred to as the “Closing Date”. The parties will agree on the Closing Date at least five (5) business days in advance, in order for Seller to provide required notice of the Closing Date to interested third parties, provided always that the Closing Date shall take place no later than January 3, 2014.

(iv)        Board Appointment. Immediately on Closing, Purchaser shall appoint Mr. Brendan Flood and Mr. Matthew Briand (the “Initial Appointment”) to the Board of Directors of Purchaser for a period of one (1) year. Following the Initial Appointment, the Board of Directors of Purchaser shall take all reasonable action such that Mr. Flood and Mr. Briand are nominated at the Purchaser’s annual shareholder meeting to serve as a member of the Board of Directors of the Purchaser the following year after the Initial Appointment.

ARTICLE III

[INTENTIONALLY OMITTED]

ARTICLE IIIA

Warranties

Concerning the Shareholders

Each Shareholder, severally as to such Shareholder only, and not jointly and severally, warrants to the Purchaser, that:

3A.1       Consents. All consents, approvals and waivers necessary for the execution and delivery by such Shareholder of this Agreement and the other Transaction Documents to which such Shareholder is a party and the consummation of the transactions contemplated hereby and thereby have been obtained or will be obtained on or prior to the Closing Date, and such Shareholder has, and immediately prior to the Closing will have the capacity to enter into and perform fully his or her obligations under this Agreement and the other Transaction Documents.

3A.2       Authorization. Each Shareholder has full legal and valid title to the shares as set forth opposite his name in Schedule 1 to this Agreement and such shares are not subject to (i) any encumbrance or liens or (ii) preemptive rights or rights of first refusal (other than those which are the subject of a waiver). Each Shareholder has all requisite capacity to execute, deliver and perform this Agreement and the other Transaction Documents to which he or she is a party. This Agreement and other Transaction Documents to which such Shareholder is a party, when executed and delivered by such Shareholder, shall constitute the valid and legally binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms except: (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3A.3       No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by such Shareholder and the consummation of the transactions contemplated hereby and thereby by such Shareholder will not conflict with, require consent or result in a breach or violation of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Shareholder is a party or by which any of such Shareholder’s assets are bound.

ARTICLE IV

Representations and Warranties of Purchaser

The Purchaser hereby represents and warrants to Initio and the Shareholders, unless otherwise disclosed in the Transaction Documents or in the Purchaser’s Exchange Act documents, that:

All references to schedules provided in this Section shall be provided at the Closing.

4.1           Organization and Good Standing. The Purchaser has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its organization with full power and authority (corporate and otherwise) to enter into this Agreement and the other Transaction Documents to which it is a party, to issues the Purchaser Shares contemplated hereby, to consummate the transactions contemplated hereby and thereby, and to carry on its business as currently conducted and as currently proposed to be conducted. The Purchaser is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Purchaser or its business.

4.2           Authorization; Compliance with Law. Each of this Agreement and all other Transaction Documents, including but not limited to the Promissory Note, to be executed and delivered by Purchaser hereunder has been duly authorized by all necessary action on the part of the Purchaser, and each of this Agreement and the other Transaction Documents to which Purchaser is a party has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. The Purchaser is in compliance, in all material respects, with all federal, state and local laws and regulations applicable to it and its business, including without limitation the Securities Act, the Exchange Act, and the regulations promulgated thereunder.

4.3           Purchaser Shares. The Purchaser Shares will, at the Closing have been duly authorized by all necessary action, and when issued at Closing, shall be validly issued, fully paid and non-assessable and free and clear of all Liens. The sale of the Purchaser Shares is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

4.4          No Conflicts. Neither the execution, delivery and performance of this Agreement and the other Transaction Documents to which Purchaser is a party, nor the consummation of the transactions contemplated hereby and thereby, nor the issuance of the Purchaser Shares, will Materially conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, or otherwise give any person or entity a basis for nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of the Purchaser is subject, nor will such action result in the violation of the provisions of the charter or bylaws of the Purchaser or any statute applicable to it the Purchaser (including, without limitation, the Securities Act, the Exchange Act or the regulations promulgated thereunder)~~,~~ or any order, rule or regulation of any Governmental Body applicable to the Purchaser, or any order, writ, injunction or decree of any court or any arbitrator having jurisdiction over the Purchaser or any of its property or assets. The issuance and sale of the Purchaser's Shares hereunder does not contravene the rules and regulations of any Trading Market on which any of the securities of the Purchaser are listed or designated.

4.5          Compliance with Other Instruments and Laws. The Purchaser is not in violation or default of any term of its charter or its bylaws, or of any provision of any mortgage, indenture, contract, agreement or instrument which is filed with the SEC as an exhibit to any report filed by the Company under the Exchange Act or the Securities Act or of any judgment, decree, order or writ. The Purchaser is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, except where such violation would not have a material adverse effect on the Purchaser or its business. The Purchaser has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Purchaser.

4.6          Consents. All consents, authorizations and approvals of any competent Governmental Body or any arbitrator or any other Person required to be obtained by the Purchaser as a result of the consummation of the transactions contemplated by this Agreement, including without limitation the issuance of the Purchaser Shares, have been obtained.

4.7          Registration Rights. Except as set forth in the Purchaser Exchange Act Documents and except as provided on Schedule 4.7, the Purchaser has not granted any rights, to register under the Securities Act any of the Purchaser’s currently outstanding securities or any of its securities that may hereafter be issued. Capital Stock and Related Matters; Subsidiaries and Investments.

(a)          The authorized capital stock of the Purchaser consists of 220,000,000 authorized shares, (i) 200,000,000 of which are designated as Purchaser Common Stock, and 13,170,588 shares of which are issued and outstanding as of October 28, 2013, and (ii) 20,000,000 of which are designated as preferred stock, $.00001 par value per share, no shares of which are issued and outstanding as of October 28, 2013.

(b)          Except as set forth in the Purchaser Exchange Act Documents, and except as set forth on Schedule 4.7, the Purchaser has no outstanding stock or securities convertible into or exchangeable for any shares for its capital stock or containing any profit participation features, nor does it have outstanding any rights or options to subscribe for or purchase its capital stock or any stock or securities convertible into or exchangeable for any shares for its capital stock or any stock appreciation rights or phantom stock plans. The Purchaser is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. All of the outstanding shares of the Purchaser’s capital stock have been validly issued and are fully paid and nonassessable.

(c)          All of the outstanding shares of the Purchaser’s capital stock have been validly issued and are fully paid and nonassessable.

Except as set forth in the Purchaser Exchange Act Documents, the Purchaser does not own any Subsidiaries.

4.8           Financial Statements. The (i) audited balance sheets of the Purchaser as of May 31, 2012 and May 31, 2013 and (ii) audited consolidated income statements of the Purchaser for the years ended May 31, 2013, 2012 and 2011 contained in the Purchaser Exchange Act Documents (collectively, the “Purchaser Financial Statements”) have been prepared by the Purchaser on the basis of the books and records maintained by the Purchaser in the ordinary course of business in a manner consistently used and applied throughout the periods involved. The Purchaser Financial Statements have been prepared in accordance with GAAP and present fairly the assets, liabilities and the financial condition of the Purchaser as at the respective dates thereof.

4.9           Interim Operations. Except as set forth on Schedule 4.10, since August 31, 2013, and except as specifically disclosed in a report filed by the Purchaser under the Exchange Act since August 31, 2013: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Purchaser has not incurred any liabilities (contingent or otherwise) other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (iii) the Purchaser has not altered its method of accounting, (iv) the Purchaser has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Purchaser has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company equity compensation plans. Except as set forth on Schedule 4.10, no event, liability or development has occurred or exists with respect to the Purchaser or its Subsidiaries or their respective business, properties, operations or financial condition, that would be required to be disclosed by the Purchaser under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one Business Day prior to the date that this representation is made.

4.10         Undisclosed Liabilities. The Purchaser does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) disclosed on Schedule 4.11hereto, (ii) disclosed in the Purchaser Financial Statements, or (iii) arising in the ordinary course of business consistent with past practice since August 31, 2013.

4.11         Sarbanes-Oxley; Disclosure Controls and Procedures; Internal Accounting Controls. We may not be in compliance with Sarbens-Oxley.

4.12         Listing and Maintenance Requirements. The Purchaser Common Stock is registered pursuant to Section 12(g) of the Exchange Act.

4.13         Foreign Corrupt Practices. Neither the Purchaser, nor to the knowledge of the Purchaser, any agent or other person acting on behalf of the Purchaser, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Purchaser (or made by any person acting on its behalf of which the Purchaser is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended. Taxes. The Purchaser and each of its subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Purchaser has no knowledge of a tax deficiency which has been asserted or threatened against the Purchaser or any of its subsidiaries.

4.14         Litigation. Except as set forth on Schedule 4.16 hereto, there is no claim, legal action, suit, arbitration, or mediation proceeding or other legal, administrative or governmental investigation, inquiry or proceeding pending or threatened, relating to the transactions contemplated by this Agreement or the other Transaction Documents or the consummation hereof or thereof.

4.15         Offering Valid. Assuming the accuracy of the representations and warranties of the Shareholders contained in Article IIIA, the offer, sale and issuance of the Purchaser Shares as contemplated by this Agreement will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

4.16         Exchange Act Documents. Purchaser is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and has filed all forms, reports and documents (together with any required amendments thereto) required to be filed by Purchaser with the SEC. All such required forms, reports and documents (including those that Purchaser may file subsequent to the date hereof) are referred to herein as the “Purchaser Exchange Act Documents.” As of their respective dates, the Purchaser Exchange Act Documents (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser Exchange Act Documents.

ARTICLE V

Covenants

The Covenantors and the Purchaser where applicable hereby covenant as follows:

5.1           Ordinary Course. Prior to the Closing Date, the Shareholders shall cause each of Initio and Subsidiaries to conduct its business in the usual and ordinary course, in substantially the same manner as theretofore conducted, use commercially reasonable efforts (in compliance with this Agreement) to preserve intact its current business and goodwill, to maintain its equipment in good condition and repair, to keep available the services of its current officers and Key Employees and to preserve its relationships with customers, suppliers and others having business dealings with it. For purposes of this Agreement, “usual and ordinary course” shall mean so as not to have a Material impact on Initio and the Subsidiaries. The Shareholders shall obtain prior approval of the Purchaser before transacting any transactions not in the ordinary course of business

5.2           Dividends; Capital Stock. Prior to the Closing Date, neither Initio nor Subsidiaries shall (i) declare any dividends on, or make other distributions in respect of, any shares of its capital stock; (ii) issue, authorize or propose the issuance of, or purchase or propose the purchase of, any shares capital stock or of Initio or the Subsidiaries or securities convertible into or exchangeable with securities of Initio or Subsidiaries; (iii) change the outstanding shares of Initio’s or Subsidiaries’ capital stock into a different number of shares of the same or different class by reason of any reclassification, recapitalization, forward stock split, reverse stock split, combination, exchange of shares or readjustment, or declare a stock dividend thereon; or (iv) obligate itself to do any of the foregoing.

5.3           Covenant to Change Name. After the Closing, the Shareholders shall work with the Purchaser and take all reasonable actions necessary on behalf of Purchaser, to have the name of Initio changed to “Staffing 360 Solutions – UK” or such other name as approved by the Board of Directors of the Purchaser.

5.4           Confidentiality. Any information (except publicly available or freely usable material obtained from another source) respecting any Party or its Affiliates will be kept in strict confidence by all other Parties to this Agreement and their agents. Except as required by law, each Party and their respective Affiliates, directors, officers, employees or agents, will not disclose the terms of the transactions contemplated hereunder at any time, currently, or on or after the Closing, regardless of whether the Closing takes place, except as necessary to their attorneys, accountants, third parties, or professional advisors, in which instance such persons and any employees or agents shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by the applicable Party to keep such information confidential. Except as required by law, each Party shall retain all information obtained from the other and their lawyers on a confidential basis except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such Party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such Party to keep such information confidential. Notwithstanding the information in this provision, the Purchaser shall be permitted to disclose this Agreement and related transaction in SEC Filings to prospective investors in connection with future financings, provided, however, such potential investors shall enter into a non-disclosure agreement regarding this transaction.

5.5           Publicity. If mutually desired by Purchaser and the Shareholders, the Purchaser and the Shareholders will cooperate with each other in the development and distribution of any news releases and other public disclosures relating to the transactions contemplated by this Agreement and, following the Closing, relating to the Business generally. Notwithstanding the foregoing, the provisions of this paragraph shall not be applicable in the event a Party hereto is required to make public disclosure pursuant to the laws of any Governmental Body or securities exchange.

5.6          Required Information. In connection with the preparation of any report, statement, filing notice or application made by or on behalf of Purchaser to any Governmental Body, FINRA, the SEC or other third Person, including prospective investors to the Purchaser in connection with the transactions contemplated hereby, and for such other reasonable purposes, the Shareholders shall, upon request by Purchaser, furnish Purchaser with all information concerning themselves, Initio, Subsidiaries, and directors, officers and employees of Initio or Subsidiaries, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of Purchaser to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

5.7          Transfer Taxes. All transfer, documentary, sales, use, transaction privilege, stamp, registration and other such taxes and fees incurred in connection with this Agreement, if any, shall be borne by the Purchaser.

5.8          Registration Rights.

(a)          Piggy-Back Rights. If at any time prior to the election by the Agent (as set forth below) to include Purchaser Shares in a registration statement, the Purchaser proposes to file a registration statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Purchaser for its own account or for security holders of the Purchaser for their account (or by the Purchaser and by security holders of the Purchaser), other than a registration statement (i) filed solely in connection with an offering of securities to employees or directors of Purchaser pursuant to any employee stock option or other benefit plan, (ii) filed on Form S-4 or S-8 or any successor to such forms, (iii) for an exchange offer or offering of securities solely to the Purchaser’s existing security holders, (iv)  for a dividend reinvestment plan, or (v) solely in connection with a merger, share capital exchange, asset acquisition, share purchase, reorganization, amalgamation, subsequent liquidation, or other similar business transaction that results in all of the Purchaser’s shareholders having the right to exchange their common stock for cash, securities or other property of a non-capital raising bona fide business transaction, then the Purchaser shall (x) give written notice of such proposed filing to [Mr. Flood], as agent for the holders (the “Agent”) of the Purchaser Shares (each a “Holder” and, collectively the “Holders”) as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, of the offering, and (y) offer to the Holders in such notice the opportunity to register the sale of such number of the Purchaser Shares as the Holders may request in writing within ten (10) following receipt by the Agent of such notice (a “Piggy-Back Registration”). Purchaser shall include in such registration statement such Purchaser Shares that are requested to be included therein within ten (10) days after the receipt by the Agent of any such notice, on the same terms and conditions as any similar securities of the Purchaser. If at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Purchaser shall determine for any reason not to register or to delay registration of such securities, the Purchaser may, at its election, give written notice of such determination to by the Agent of such Holders, and (x) in the case of a determination not to register, shall be relieved of its obligation to register any Purchaser Shares in connection with such registration, and (y) in the case of a determination to delay registering, shall be permitted to delay registering any Purchaser Shares for the same period as the delay in registering such other securities. If the offering pursuant to a Piggy-Back Registration is to be an underwritten offering, then the holder making a request for its Purchaser Shares to be included therein must permit the sale or other disposition of such Purchaser Shares in accordance with the intended method(s) of distribution thereof. The holder of the Purchaser Shares proposing to distribute their securities through a Piggy-Back Registration that involves an underwriter or underwriters shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Piggy-Back Registration and the holder of the Purchaser Shares shall be responsible for any fees or commissions due to such underwriters in connection with the sale of such Purchaser Shares (“Selling Expenses”).

(A)         Reduction of Offering. If the managing underwriter or underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Purchaser and the holder of Purchaser Shares in writing that the dollar amount or number of the Common Stock which the Purchaser desires to sell, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of the Purchaser Shares, the Purchaser Shares as to which registration has been requested under this section, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other security holders of the Purchaser, exceeds the maximum dollar amount or maximum number of securities that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then the Purchaser shall include in any such registration:

(1)         If the registration is undertaken for the Purchaser’s account: (A) first, the shares of Common Stock that the Purchaser desires to sell; and (B) to the extent of the Maximum Number of Securities, the shares of Common Stock, pro-rata among holders, for the account of any persons, including investors in this Offering for which the Purchaser is obligated to register pursuant to contractual piggy-back registration rights such as in this Agreement.

(B)         Withdrawal. Any Holder may elect to withdraw such holder’s request for inclusion of the Purchaser Shares in any Piggy-Back Registration by giving written notice to the Purchaser of such request to withdraw prior to the effectiveness of the registration statement. The Purchaser (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a registration statement at any time prior to the effectiveness of the registration statement.

(b)          Expenses. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications hereunder, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Purchaser; shall be borne and paid by the Purchaser. All Selling Expenses relating to Purchaser Shares registered pursuant hereto shall be borne and paid by the Selling Holders pro rata on the basis of the number of Purchaser Shares registered on their behalf.

(c)          Termination of Registration Rights. The right of any Holder to request inclusion of Purchaser Shares in any registration pursuant hereto shall terminate upon the earliest to occur of:

a.	the closing of a Deemed Liquidation Event;

(C)         such time as Rule 144 or another similar exemption under the Securities Act; and

(D)         with respect to any Purchaser Shares, at such time as such Purchaser Shares have been registered.

(E)         Further, the Purchaser has the right to exclude the holder of the Purchaser Shares from any registration statement in the event the Purchaser is contractually obligated to exclude such securities. Furthermore, in the event that the registration statement covers shares of the Purchaser, the Purchaser, or the underwriter shall have a right to require the holders to a six (6) month lock-up period from the date of effectiveness of the registration statement. Obligations of the Buyer.  In connection with any registration statement utilized by the Purchaser to satisfy the registration rights pursuant to this section, the Buyer agrees to cooperate with the Purchaser in connection with the preparation of the registration statement, and holder agrees that it will (i) respond within three (3) Business Days to any written request by the Purchaser to provide or verify information regarding holder or his purchase Shares (including the proposed manner of sale) that may be required to be included in such registration statement and related prospectus pursuant to the rules and regulations of the Securities and Exchange Commission, and (ii) provide in a timely manner information regarding the proposed distribution by the holder of the Purchaser Shares and such other information as may be requested by the Purchaser from time to time in connection with the preparation of and for inclusion in the registration statement and related prospectus.

(d)          Indemnification. So long as at the time of the filing of a registration statement the Covenantors are not an executive officer or director of the Purchaser, if any Purchaser Shares are included in a registration statement hereunder:

a.	To the extent permitted by law, the Purchaser will indemnify and hold harmless each Selling Holder, any underwriter (as defined in the Securities Act) selected by the Purchaser and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Purchaser; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law (collectively, “Damages”), and the Purchaser will pay to each such Selling Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result; provided, however, the foregoing indemnity shall not apply if any Damages resulting from information referenced in items (i), (ii) and (iii) above were provided by the Covenantors, or that the foregoing indemnity agreement shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Purchaser, which consent shall not be unreasonably withheld, nor shall the Purchaser be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Selling Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

b.	To the extent permitted by law, each Selling Holder, severally and not jointly, will indemnify and hold harmless the Purchaser, and each of its directors, each of its officers, each person (if any), who controls the Purchaser within the meaning of the Securities Act, legal counsel and accountants for the Purchaser, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such Selling Holder expressly for use in connection with such registration; and each such Selling Holder will pay to the Purchaser and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the foregoing indemnity agreement shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Majority Holder, which consent shall not be unreasonably withheld;, except in the case of fraud or willful misconduct by such Holder.

Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party hereunder, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action

ARTICLE VI

Conditions Precedent to Closing

6.1          Conditions of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, any of which may be waived in whole or in part by Purchaser:

(a)          the due diligence exercise contemplated by Section 2.4 shall have been completed to the reasonable satisfaction of the Purchaser in its sole discretion;

(b)          the Deed of Warranties shall have been completed and delivered by the Covenantors to Purchaser in the agreed form with such amendments as may be agreed by the Purchaser and the Covenantors, provided always that the terms of the warranties shall be subject to the Covenantors delivering to the Purchaser the Disclosure Letter;

(c)          the warranties of the Covenantors in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date, and the Covenantors shall have complied with all covenants and agreements and satisfied all conditions on their part to be performed or satisfied under this Agreement or any other Transaction Documents on or prior to the Closing Date;

(d)          each of the Minority Shareholders entering into a Minority Shareholders Deed;

(e)          each of the Shareholders shall have delivered to the Purchaser (i) the original certificate or certificates for the Shares being transferred hereunder~~,~~ and share transfer forms in respect of all the Shares duly executed by the Shareholders, together with or (ii) an indemnity for lost share certificate in an agreed form, certifying as to the loss or destruction of such certificate(s), or certifying that a stock certificate representing such Shares was never issued to the Shareholders, in each case in a form reasonably satisfactory to the Purchaser’s counsel;

(f)           each of the Covenantors shall have delivered to the Purchaser their Employment Agreement and the Restrictive Covenant Deed duly executed;

(g)          Purchaser shall have received the opinion of the Shareholder’s counsel, dated as of the Closing, in a form reasonably acceptable to the Purchaser, for a transaction of this type, in a form to be mutually agreed to by the Parties prior to Closing.

6.2          Conditions of the Shareholders. The obligations of the Shareholders to consummate the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, any of which may be waived in whole or in part by the Shareholders:

(a)          the Purchaser shall pay the cash element of the Closing Payment as required by Section 2.2(a) hereof ; shall issue the Promissory Note; and shall duly execute and deliver to Shareholders either (i) certificates representing the Purchaser Shares or (ii) evidence reasonably satisfactory to Shareholders counsel that the Purchaser Shares have been duly issued to Shareholders and that Shareholders are reflected as the owner thereof on the books and records of the Purchaser;

(b)          the representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date, and the Purchaser shall have complied with all covenants and agreements and satisfied all conditions on its part stated to be performed or satisfied under this Agreement or any other Transaction Document prior to the Closing Date;

(c)          the Purchaser shall appoint each of Brendan Flood and Matthew Briand to the Purchaser’s board of directors;

(d)          HMRC having given clearances in respect of the proposed acquisition of the Sale Shares under section 701 of the Income Tax Act 2007 and section 138 of the Capital Gains Taxes Act 1992 in terms reasonably satisfactory to the Shareholders and not having withdrawn them;

(e)          the Purchaser shall deliver to Initio and the Shareholders such documents, certificates and instruments as may be reasonably requested by the Shareholders in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents;

(f)           the Purchaser entering into the Minority Shareholder Deeds;

(g)          the Purchaser making the Profit Payments to the Rights Holders, as set out in Schedule 5;

(h)          the consent of ABN AMRO and Wells Fargo to the transaction in a form reasonably acceptable to the Purchaser;

(i)           the Purchase providing the Shareholders with an opinion (in a form reasonably satisfactory to the Shareholders) from Counsel that (i) the Purchase Shares will be fully paid and non-assessable; (ii) this Agreement has been properly authorized; and (iii) compliance with anti-takeover laws in the state of Nevada, in a form to be mutually agreed to by the Parties prior to Closing;

(j)           the Purchaser shall deliver to each of the Shareholders his or her respective Employment Agreement, executed by the Purchaser in accordance with Section 2.3(g).

ARTICLE VII

Termination, Amendment and Waiver

7.1	Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

(a)          by mutual agreement of the Parties hereto;

(b)          by the Purchaser if: (i) at any time there has been a material misrepresentation, breach of warranty or breach of covenant by the Shareholders under this Agreement; or (ii) any condition precedent to Closing set forth in Section 6.1 of this Agreement is not capable of being satisfied or has not been met on the Closing Date;

(c)          by a majority of the Shareholders if: (i) at any time there has been a material misrepresentation, breach of warranty or breach of covenant by Purchaser under this Agreement; or (ii) any condition precedent to Closing set forth in Section 6.2 of this Agreement is not capable of being satisfied or has not been met on the Closing Date~~,~~; and

7.2          Effect. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability for any reason on the part of any Party hereto, or any officer, director, employee, agent or representative of any Party hereto or any person who Controls a Party hereto, except for willful breach.

7.3          Amendment. This Agreement may be amended at any time only by a written instrument executed by the Purchaser and the Shareholders.

7.4          Waiver. Compliance with or performance under any term or provision of this Agreement may be waived in writing by mutual agreement of the Purchaser, Initio and the Shareholders.

ARTICLE VIII

General Provisions

8.1          Complete Agreement and other Matters.

(a)          This Agreement (i) constitutes the entire agreement and supersedes all other prior and contemporaneous promises, covenants, understandings, representations, warranties, agreements and undertakings, both written and oral, among the Parties hereto with respect to the subject matter hereof; (ii) is not intended to confer upon any person or entity any rights or remedies hereunder or with respect to the subject matter hereof except an specifically provided in this Agreement; (iii) shall not be assigned by operation of law or otherwise; (iv) shall be governed by, and construed in accordance with the laws of New York; (v) may be executed in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts together shall constitute a single agreement; (vi) may be executed by facsimile signature, provided that the original thereof is provided to the other Parties promptly thereafter; and (vii) shall be construed without regard to headings or captions, or gender, or whether a reference is to the singular or plural. Initio, the Shareholders and the Purchaser agree that service of process by registered or certified mail, return receipt requested, at his, her or its address specified in or pursuant to Section 8.5 is reasonably calculated to give actual notice.

(b)          Each party acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any person (whether a party to this Agreement or not) which is not expressly incorporated in this Agreement. No party will have any right or remedy for pre-contractual misrepresentation or negligent misstatement or otherwise in respect of any statement or representation of any person (whether a party to this Agreement or not) which is not expressly incorporated in this Agreement.

(c)          No party will have any right or remedy for any representation or statement made or incorporated in this Agreement other than in contract.

(d)          Nothing in this Agreement or in any other document referred to in it will be read or construed as excluding any liability or remedy as a result of fraud.

8.2          Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party or Parties incurring the same, but shall not be paid by the Company.

8.3          Broker’s Fees. Each of the Purchaser, Initio and Shareholders agree to pay the fees of any broker hired by it and to indemnify and hold the other Parties harmless from any claim by any broker, finder, banker or intermediary hired or claiming to have been hired by it.

8.4          Further Action. Subject to the terms and conditions provided in this Agreement, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, the Shareholders or Purchaser, as the case may be, shall take, or cause to be taken, all such necessary action.

8.5          Notice.

(e)          All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (i) upon receipt if delivered personally; (ii) one (1) Business Day following the date sent when sent by reputable overnight courier (such as FedEx) and (iii) three (3) Business Days following the date mailed when mailed by registered or certified mail, return receipt requested and postage prepaid, at the following addresses:

(a) As to Purchaser:	Staffing 360 Solutions, Inc. 641 Lexington Avenue Suite 1526 New York, NY 10022 Attention: Alfonso J. Cervantes, President
With a copy to:	Ellenoff Grossman & Schole LLP 150 East 42nd Street, 11th Floor New York, NY 10017 Attention: Barry I. Grossman, Esq.

(b) As to Covenantors' and Shareholders' Representative:

With a Copy to:	Mishcon de Reya Summit House 12 Red Lion Square London WC1R 4QD Attention: Nick Davis

or to such other address, or to such other authorized recipient of any notice hereunder, as any Party shall in writing deliver to all other Parties in accordance with this Section 10.5.

(f)          The Purchaser irrevocably appoints Nicolas Roche of Thomas Eggar LLP, 14 New Street, London EC2M 4HE as its agent to receive on its behalf in England and Wales service of any proceedings arising out of or in connection with this Agreement. Service will be deemed completed on delivery to that agent (whether or not it is forwarded to and received by its principal). If for any reason that agent ceases to be able to act as agent or no longer has an address within England or Wales, the Purchaser will immediately appoint a substitute and give notice to the other parties of the new agent's name and address within England or Wales. Nothing in this Agreement affects the right to serve process in any other manner permitted by law.

(g)          The Shareholders irrevocably appoints Lawrence Spector of Pryor Cashman LLP, 7 Times Square, New York, New York, USA as its agent to receive service of any proceedings arising out of or in connection with this Agreement. Service will be deemed completed on delivery to that agent (whether or not it is forwarded to and received by its principal). If for any reason that agent ceases to be able to act as agent or no longer has an address within the State of New York, the shareholders will the State of New York. Nothing in this Agreement affects the right to serve process in any other manner permitted by law.

8.6          Covenantors' and Shareholders' Representative.

(h)          Any notice, consent, agreement, direction or waiver required or permitted to be given or made by all or some of the Shareholders or the Covenantors (as the case may be) under this Agreement will be validly given or made on their behalf if given or made by the Covenantors' and Shareholders' Representative for the purposes of this Agreement and will be binding on the relevant Shareholders or Covenantors, as appropriate.

(i)           The Shareholders and the Covenantors authorise the Covenantors' and Shareholders' Representative to act in the way contemplated by this Agreement and to take any decision as he may decide in his absolute discretion and, provided he acts in good faith, the Covenantors' and Shareholders' Representative will have and accepts no liability to the Shareholders and the Covenantors or to any other person other than the Purchaser in connection with or as a result of anything which the Covenantors' and Shareholders' Representative does, refrains from doing or neglects or omits to do in connection with any matter relating to this Agreement.

8.7          Survival. The covenants and agreements of the Parties shall survive the Closing indefinitely unless otherwise set forth in this Agreement.

8.8          Severable Provisions.

(j)           If any provision of this Agreement is void or unenforceable in any jurisdiction then it will be severed from this Agreement insofar as it relates to that jurisdiction only and that invalidity or unenforceability will not affect the other provisions of this Agreement or the relevant provisions in any other jurisdiction which will remain in full effect.

(k)          If any provision of this Agreement is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted or the period, area or scope of application of the provision were reduced, the provision in question will apply with any modification(s) that may be necessary to make it valid and enforceable in the relevant jurisdiction but will continue to apply without any modification in all other relevant jurisdictions.

(l)          The parties agree, in the circumstances referred to in Section 8.8(j) and if Section 8.8(k) does not apply to attempt to substitute for any invalid or unenforceable provision in respect of any jurisdiction in which it has been held to be invalid or unenforceable a valid and enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the provision which is invalid or unenforceable in that jurisdiction. The obligations of the parties in the relevant jurisdiction under any invalid or unenforceable provision of this Agreement will be suspended while the parties attempt to agree the substitution.

8.9          Remedies

(a)          The Purchaser and the Shareholders may not rescind or terminate this Agreement after Closing in any circumstances.

(b)          The only remedy available to the Purchaser or the Shareholders for breach of this Agreement after Closing will be damages for breach of contract.

(c)          This agreement will be actionable only by the Purchaser or assigns and no other person will be entitled to make any claim or take any action whatsoever against the Shareholders under or arising out of or in connection with this Agreement or any Transaction Document.

8.10	Set-off. The Purchaser shall be entitled to set off any claims that relate to this Agreement only, against any obligation under this Agreement, against the Promissory Note.

[Signature page follows]

SCHEDULE 1

THE SHAREHOLDERS

Shareholder name and address	Number and class of shares held in Initio	Total aggregate % of Purchase Price to be received	Total aggregate % of Additional Amount to be received	Total aggregate amount (in $) of Closing Payment to be received	Amount of cash to be received at Closing	Nominal value of Promissory Notes to be received at Closing	Total number of Purchase Shares to be allotted to Shareholder at Closing	% of Working Capital Additional Amount to be received or % of Working Capital Reduction Amount to be paid to Purchaser
Brendan Flood	870,000 Ordinary Shares		TBD	7,589,247	2,732,840	2,038,506	1,783,024 ($2,674,537)	TBD
Matthew Briand	79,091 Ordinary Shares		TBD	1,277,432	863,472	184,213	153,164 ($229,747)	TBD
Simon Lythgoe	112,987 Ordinary Shares		TBD	985,617	390,693	264,741	220,127 ($330,190)	TBD
Kate Hughes	22,598 Ordinary Shares		TBD	197,123	78,136	52,949	44,025 ($66,038)	TBD
Sukong Pang	22,598 Ordinary Shares		TBD	197,123	144,174	52,949	nil	TBD
Masahiro Nishimura	22,598 Ordinary Shares		TBD	197,123	144,174	52,949	nil	TBD

SCHEDULE 2

PREPARATION AND FINALISATION OF AUDITED FINANCIAL STATEMENTS AND ADJUSTED EBITDA

1.          ACCOUNTING POLICIES

Basis of preparation of Accounts

The financial statements are prepared under the historical cost convention and in accordance with applicable accounting standards .

Basis of consolidation

The group financial statements consolidate the financial statements of the company and its subsidiary undertakings.

Subsidiary undertakings are included using the acquisitions method of accounting. Under this method the group profit and loss account and statement of cashflows include the results and cashflows of subsidiaries from the date of acquisition and to the date of sale outside the group in the case of disposals of subsidiaries. The purchase consideration has been allocated to the assets and liabilities on the basis of fair value at the date of acquisition.

Revenue

Revenue" means revenue of the Group, determined as follows: (i) revenue for temporary services (recognized at the time that the service is provided and revenue is recorded on a time and materials basis); (ii) temporary contracting revenue (recognized as gross when the company acts as principal in the transaction and is at risk for collection); (iii) revenue that does not meet the criteria for gross revenue reporting (reported on a net basis); (iv) revenue generated when the company permanently places an individual with a client on a contingent basis (recorded at the time of acceptance of employment); and (v) revenue generated when the company places an individual with a client on a retained basis (recorded ratably over the period the services are rendered), in a manner as consistently applied by the Group.

Goodwill

Positive goodwill is capitalised , classified as an asset on the balance sheet and amortised on a straight line basis over its useful economic life. It is reviewed for impairment at the end of the first full financial year following the acquisition and in other periods if events or changes in circumstances indicate that the carrying value may not be recoverable.

If a subsidiary, associate or business is subsequently sold or closed, any goodwill arising on acquisition that was written off directly to reserves or that has not been amortised through the profit and loss account is taken into account in determining the profit or loss on sale or closure.

Amortisation

Atomisation is provided on intangible fixed assets so as to write off the cost, less any estimated residual value, over their expected useful economic life

Depreciation

Depreciation is provided on tangible fixed assets so as to write off the cost or valuation, less any estimated residual value, over their expected useful economic life as follows:

Asset class

Asset class
Plant and machinery	Straight Line over Three Years
Fixtures, fittings and equipment	Straight Line over Three Years
Computer equipment	Straight Line over Three Years

Current asset investments

Current asset investments are included at the lower of cost and net realisable value.

Deferred tax

Deferred tax is recognised , without discounting, in respect of all material timing differences between the treatment of certain items for taxation and accounting purposes , which have arisen but not reversed by the balance sheet date, except as required by FRS 19.

Deferred tax is measured at the rates that are expected to apply in the periods when the timing differences are expected to reverse, based on the tax rates and law enacted at the balance sheet date.

Foreign currency

Company

Transactions in foreign currencies are recorded at the exchange rate ruling at the date of the transaction.

Monetary assets and liabilities denominated in foreign currencies are retranslated at the closing rates at the balance sheet date. All exchange differences are included in the profit and loss account.

Group

The financial statements of overseas subsidiary undertakings are translated at the rate ruling at the balance sheet date in respect of assets and liabilities, and at the average rate in respect of revenue and expenditure. The exchange differences arising on the retranslation of opening net assets is taken directly to reserves. All other translation differences are taken to the profit and loss account with the exception of differences on foreign currency borrowings to the extent that they are used to finance or provide a hedge against group equity investments in foreign enterprises , which are taken to reserves together with the exchange difference on the net investment in these enterprises. Tax charges and credits attributable to exchange differences on those borrowings are also taken to reserves.

Hire purchase and leasing

Rentals payable under operating leases are charged in the profit and loss account on a straight line basis over the lease term.

Financial instruments

Financial instruments are classified and accounted for, according to the substance of the contractual arrangement, as financial assets, financial liabilities or equity instruments . An equity instrument is any contract that evidences a residual interest in the assets of the group after deducting all of its liabilities . Where shares are issued, any component that creates a financial liability of the group is presented as a liability in the balance sheet. The corresponding dividends relating to the liability component are charged as interest expense in the profit and loss account .

Gross Profit

"Gross Profit" means Revenue less direct costs of services, consisting of payroll, payroll taxes, insurance costs and reimbursable expenses

Adjusted EBITDA

Adjusted EBITDA” means earnings before interest, taxes, depreciation, amortization, and also excludes business reorganization costs, impairment of goodwill, and costs incurred outside of the normal course of business or non-recurring costs

2.	DETERMINING EBITDA FOR 12 MONTH PERIOD TO DECEMBER 31, 2013

2.1           The Shareholders shall procure that:

2.1.1            the auditors of the Group prepare consolidated accounts in respect of the calendar year ended December 31, 2013 as required by statute and in accordance with the Accounting Policies and Practices and that the accounts are audited (at the expense of Initio); and

2.1.2           as soon as practical and in any event by not later than the date which is three months after December 31, 2013, the draft audited consolidated accounts of Initio and the Subsidiaries ("Relevant Accounts") are delivered to the Shareholders and the Purchaser, together with a draft statement stating the amount of the Adjusted EBITDA for the 12 month period to December 31, 2013 and the amount of the Purchase Price (the "EBITDA Statement").

2.2           The Purchaser may on or before the date falling 10 Business Days after submission to them of the Relevant Accounts and the draft EBITDA Statement (the "Response Deadline"), notify the Representatives of the Shareholders in writing (the "Response Notice") that they do not agree the Purchase Price as stated in the draft EBITDA Statement. The Response Notice must set out in reasonable detail the area(s) of disagreement or in which further information or explanation or investigation is required and the adjustments (with a suitable explanation) which, in the opinion of the Purchaser, are required to be made. The items not identified in the Response Notice as being in dispute or subject to further clarification will be deemed to be agreed. If no Response Notice is received by the Representatives of the Shareholders on or before the Response Deadline, the Purchaser will be deemed to have accepted the amount of the Purchase Price set out in the draft EBITDA Statement and such amount will (in the absence of fraud or manifest error) be final and binding on the parties.

2.3           If a Response Notice is received by the Representatives of the Shareholders on or before the Response Deadline, the Representatives of the Shareholders and the Purchaser will have until the date falling 10 Business Days after the date on which the Response Notice is received (the "Resolution Date") to agree the items in dispute and therefore the amounts of the Purchase Price. The amount so agreed will (in the absence of fraud or manifest error) be final and binding on the parties.

2.4           If a Response Notice is given and therefore the amounts of the Purchase Price do not become final and binding under paragraph 2.3 by the Resolution Date then the matters outstanding or in dispute must be referred to the Expert for final decision in accordance with paragraph 4 of this Schedule 2. The Expert will decide:

2.4.1           the matters outstanding or in dispute and therefore what revisions (if any) are required to be made to the EBITDA Statement in order for it to comply with this Agreement; and

2.4.2           the amount of the Purchase Price.

2.5           Each party must procure (so far as they are able) that Initio's auditors, the Shareholders and the Purchaser and their respective Accountants are given any documents and information as are reasonably required by the other (and not including advice on the Relevant Accounts and the Profit Statement given to a party by its own Accountants) for the purpose of preparing or reviewing the Relevant Accounts and the Profit Statement and are given access on reasonable notice and during normal working hours to relevant personnel, records and information in the control of the relevant party .

2.6           The Sellers and the Purchaser will each pay the costs of their own Accountants and Initio shall pay the cost of the auditors in preparing the draft Relevant Accounts.

3.	ADJUSTMENTS

3.1           In determining the Purchase Price there will be added back those items that are agreed between the parties as being exceptional in nature during and following the due diligence process

3.2           EBITDA for the calendar year ended on December 31, 2013 will not take into account, (whether by way of a deduction, provision or otherwise) any matter giving rise to a claim under the Warranties or the Tax Covenant to the extent that it has been satisfied.

3.3           EBITDA for the calendar year ended on December 31, 2013 will not take into account any deduction, provision or otherwise which would fall to be made in respect of a matter which will be capable of giving rise to a claim if and to the extent that the Shareholders have made payment to the Purchaser of that amount or have acknowledged in writing to the Purchaser their responsibility for the matter and their acceptance of any potential claim.

3.4           There will be made any other adjustments as may be agreed in writing between the Shareholders and the Purchaser as being fair and reasonable.

4.	REFERENCES TO EXPERT

4.1           Any matter or dispute which, under the terms of this Agreement, is to be determined under this paragraph 4 will be determined by an independent firm of chartered accountants appointed under this paragraph 4 (the "Expert").

4.2            The Shareholders and the Purchaser will use reasonable endeavours to agree the identity of the Expert and terms of engagement complying with this Agreement with that person by no later than the date 15 Business Days after either of the Purchaser or the Sellers' Representative first requests the other to approve a named firm for the purpose and provides draft terms of engagement of that firm. If terms of engagement have not been signed by or on behalf of that firm, the Shareholders and the Purchaser by that date, either the Purchaser or the Shareholders may apply to have the Expert chosen by the President of the Institute of Chartered Accountants in England and Wales. The Shareholders and the Purchaser will cooperate in good faith to agree terms of engagement complying with this Agreement with the firm chosen ("Terms") by no later than 10 Business Days after the date on which the terms of engagement of the firm chosen by the President as aforesaid are received by both of them. Neither will unreasonably withhold consent to the terms of engagement of the firm chosen. However, if either the Shareholders or the Purchaser fails to sign Terms, the firm chosen will be deemed to have been appointed on the Terms (if any) signed by the other and all the parties to this Agreement will be bound by the terms of the appointment and able to enforce them as if they had been signed by them. The party which signs the terms (absent its proven fraud or willful default) will not be liable to any of the other parties or any other person by reason of or otherwise in relation to that appointment. Without limiting the signing party's ability to agree the terms, the parties agree that the terms may (if the party which signs them deems fit) contain an indemnity in favour of the Expert and cap on the Expert's liability in terms not materially more onerous than typical terms agreed by the firm in question for expert determination instructions on transactions of a similar nature.

4.3           The Expert will act on the following basis:

4.3.1           as an expert and not as an arbitrator and his written determination will be final and binding on the parties (save in the event of fraud or manifest error, in which case the error must be rectified as soon as practical)

4.3.2           the Expert will only be required to decide the matters which this Agreement provides should be decided by the Expert under this paragraph and not any additional or separate issues subsequently raised by the parties;

4.3.3           the Expert will provide his decision and any calculation, statement or accounts to be provided by the Expert in writing to the parties on or before the date falling 20 Business Days after the date of the Expert's engagement;

4.3.4           the Shareholders and the Purchaser may make representations to the Expert in writing (and each will copy their representations to the other party); and

4.3.5           except as set out in this paragraph 4, the Expert may decide on the procedure to be followed in reaching his decision.

4.4           The parties will each use all reasonable endeavours to co-operate with the Expert to enable the decision to be reached in the time provided in this Agreement. They will give, and so far as they are able to do so will procure that Initio will give, the Expert all facilities, information and access to their respective premises and personnel, papers, books, accounts and records as the Expert may require for the purposes of the Expert's decision. If any party does not comply with any request within any time specified by the Expert, the Expert may make any assumption for the purposes of giving a decision under this Agreement, including any decision to costs, as the Expert may decide.

4.5           The costs of the Expert will be shared equally by the Purchaser on the one hand and the Shareholders on the other, unless the Expert decides otherwise.

SCHEDULE 3

WORKING CAPITAL CALCUALTION

The Working Capital of the Group will be calculated in line with the Accounting Policies and consistent with UK GAAP as consistently applied by the group.

Working Capital is the difference between the total accounting value of Current Assets and the total accounting value of Current Liabilities.

Current Assets means any asset of the Group which can be realised into cash within a twelve month period

Current Liabilities means any liability of the Group which is expected to be settled within a twelve month period

The pro-forma performance of the Group’s Working Capital across 2013 (per Management Accounts, unaudited) is as follows;

	Jan-13	Feb-13	Mar-13	Apr-13	May-13	Jun-13	Jul-13	Aug-13	Sep-13
	Act	Act	Act	Act	Act	Act	Act	Act	Act
	GBP	GBP	GBP	GBP	GBP	GBP	GBP	GBP	GBP
Current Assets
Billed Receivables	6,158,050	6,044,984	6,327,490	6,526,967	6,607,951	6,629,931	6,565,984	6,717,397	7,033,647
Unbilled Receviables	120,937	164,789	138,647	149,396	152,641	169,059	121,812	150,493	156,529
Other Current Assets	449,418	576,321	595,219	626,016	630,398	565,387	554,324	579,155	488,087
Balance With Initio	0	0	0	0	0	0	0	0	0
Cash	605,405	467,337	690,948	688,944	422,166	788,509	540,932	664,039	789,450

Total Current Assets	7,333,810	7,253,430	7,752,303	7,991,323	7,813,155	8,152,886	7,783,052	8,111,083	8,467,712

Current Liabilities
Creditors & Accruals	(2,719,845)	(2,829,575)	(3,009,516)	(2,995,396)	(2,969,937)	(3,181,083)	(3,037,615)	(3,059,418)	(2,985,916)
Asset-Backed Lending	(4,471,618)	(4,288,357)	(4,617,371)	(4,824,030)	(4,662,954)	(4,794,069)	(4,640,405)	(4,974,983)	(5,265,763)
Balance With Initio	0	0	0	0	0	0	0	0	0
Other CL	0	0	0	0	0	0	0	0	0

Total Current Liabilities	(7,191,463)	(7,117,931)	(7,626,887)	(7,819,426)	(7,632,891)	(7,975,152)	(7,678,020)	(8,034,401)	(8,251,679)

Total Working Capital	142,348	135,499	125,416	171,897	180,264	177,734	105,032	76,682	216,033

SCHEDULE 4

MINORITY SHAREHOLDERS

Minority Shareholder's name and address	Entity in which shares are held and number of shares held	Total aggregate consideration to be received (in $)	Consideration to be received in cash (in $)	Consideration to be received in Promissory Notes (in $)	Consideration to be received in Purchaser Shares (number of shares)
Darren Carroll	Longbridge Recruitment (Sales & Marketing) Limited	79,305	31,336	21,346	$26,623 (17,749 shares)
Daniel Lewis	Longbridge Recruitment (Law) Limited	25,749	10,174	6,931	$8,644 (5,763 shares)
Mark Newton	Longbridge Recruitment (Technology Solutions) Limited	2,078	2,078	nil	nil
Monica Rodrigues-Arias	Longbridge Recruitment (Technical) Limited	15,661	6,188	4,215	$5,258 (3,613 shares)
Michal Wasilewski	Longbridge Recruitment (Technical) Limited	15,661	6,188	4,215	$5,258 (3,613 shares)

SCHEDULE 5

PROFIT RIGHTS HOLDERS SHAREHOLDERS (MONROE STAFFING)

Minority Shareholder's name and address	Entity in which rights are held	Total aggregate consideration to be received (in $)	Consideration to be received in cash (in $)	Consideration to be received in Promissory Notes (in $)	Consideration to be received in Purchaser Shares (number of shares)
Matt Briand	Monroe Staffing Services LLC	3,458,962	1,489,766	876,293	1,092,903 (728,602 shares)
Steve Miller	Monroe Staffing Services LLC	276,717	109,708	74,319	92,690 (61,793 shares)
Steve Thompson	Monroe Staffing Services LLC	276,717	109,708	74,319	92,690 (61,793 shares)
Paul Polito	Monroe Staffing Services LLC	276,717	109,708	74,319	92,690 (61,793 shares)
Erik Schwarz	Monroe Staffing Services LLC	276,717	109,708	74,319	92,690 (61,793 shares)

Note:	Post Closing Adjustment to be determined

Matt Briand consideration is in addition to Schedule 1

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, as an instrument under seal, all as of the date first above set forth.

PURCHASER:

Staffing 360 Solutions, Inc.

By:
Name: Alfonso J. Cervantes
Title: President

SHAREHOLDERS:

Brendan Flood

Matthew Briand

Simon Lythgoe

Kate Hughes

Sukong Pang

Masahiro Nishimura